

Adrian Ghenie (b. 1977)



Adrian Ghenie is a contemporary Romanian painter known for his colorful, abstracted compositions laden with art historical references

WATCH VIDEO

Initial Offering Price

$2,464,000

Price Appreciation of Similar Works[2]

16.9%

Similar Sales



$8.0m
$6.0m
$4.0m
$2.0m
14
15
16
17
18
19
20
21
22

Market Risk-Adjusted Appreciation

Adrian Ghenie	All Art	S&P 500
Not enough data	0.48	0.55

Investment Overview

Offering Circular	sec.gov/edgar
2021 Auction Sales	moderate $39,578,948
Repeat Sales	view

99% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING


Adrian Ghenie

- Adrian Ghenie is an important contemporary Romanian painter known for his colorful, abstracted compositions laden with art historical references.
- Paintings by Ghenie are relatively scarce – only a dozen or so paintings are finished by the artist each year – leading to high demand from collectors.
- The Painting is a large-scale example from a series inspired by Henri Rousseau, and is a commentary on the dichotomy of nature and industrialization.
- The Painting was featured in the artist's landmark exhibition, "I Have Turned My Only Face... Paintings By Adrian Ghenie," at the St. Petersburg State Hermitage Museum, which opened in November 2019.
- Large scale paintings by Ghenie which reference art historical precedents, account for two of the artist's top six auction records including: *Degenerate Art* (2016), which sold for $9,286,700 in May 2022, and *Lidless Eye* (2016-2018), which sold for $7,086,327 in October 2020.
- Two of the artist's top three auction records were set during this past May's auction season in New York.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2021 Auction Sales
$39,578,948

2021 Number of Lots Sold
25

ADRIAN

GHENIE

b. 1977, ROMANIA

Oil on canvas | 98 × 116 in. (249 × 295 cm.)

Adrian Ghenie is an important contemporary painter recognized for his colorful, abstracted compositions laden with art historical references.



$2,464,000

INITIAL OFFERING

16.9%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a large-scale example of Adrian Ghenie's exploration of art historical precedents and belongs to a series inspired by the work of Henri Rousseau, the 19th century self-taught artist known for his representation of lush flora and fauna. The Painting's title and abstracted subject, *Antelope Attacked Near Gas Pipe 2* reference Henri Rousseau's painting *The Hungry Lion Attacking an Antelope* (1898 - 1905). In conversation with Mihai Pop, curator of the Romanian Pavilion at the 2015 Venice Biennale which featured Ghenie's work, the artist stated, "I'm looking for a type of painting that might somehow preserve the tradition and the history of the medium, but at the same time might also involve a total break with twentieth-century painting." The Painting was featured in the artist's landmark exhibition, "I Have Turned My Only Face... Paintings By Adrian Ghenie," at the St. Petersburg State Hermitage Museum, which opened in November 2019, and is included in the exhibition catalogue. Other large paintings from the series inspired by Henri Rousseau were included in "Jungles in Paris" at Galerie Thaddeus Ropac in 2018 where they were priced between €750,000 and €1.1 million ($900,000 - $1.3 million) and sold out immediately, according to the Art Newspaper. As of June 15, 2022, large scale paintings which reference art historical precedents, account for two of the artist's top six auction records including: *Degenerate Art* (2016), which sold for $9,286,700 on May 19, 2022, and *Lidless Eye*" (2016-2018), which sold for HK$54,920,000 ($7,086,327) on October 6, 2020. The Painting's inventive abstract style, colors, scale, and execution make it a highly desirable example by Adrian Ghenie.

According to a 2016 New York Times article, paintings by Ghenie are relatively scarce and only ten to fifteen works are finished by the artist each year. As of May 17, 2022, Ghenie lives and works between Berlin and Cluj-Napoca, and is represented by Pace Gallery in New York, Thaddaeus Ropac in Paris, Galerie Judin in Berlin, Tim Van Laere in Antwerp, and Plan B in Cluj-Napoca. From 2011 to 2012, Ghenie's work was included in "The World Belongs to You," a group exhibition at the Palazzo Grassi in Venice, and in 2015, the artist represented Romania at the 56th Venice Biennale. Adrian Ghenie has also been featured in solo exhibitions at the Museum of Contemporary Art Denver, the Stedelijk Museum voor Actuele Kunst in Belgium and the Tate Liverpool, among others. Ghenie's works are in the permanent collections of noted institutions, such as the Museum of Modern Art in New York, the Los Angeles County Museum of Art, the Centre Pompidou in Paris, the Hermitage Museum in Saint Petersburg, and the Tate in London. As of June 15, 2022, Ghenie's auction records are led by *Pie Fight Interior 12* (2014), which sold for HK$81,060,000 ($10,326,314) at Christie's in Hong Kong, followed by *Nickelodeon* (2008), which sold for £7,109,000 ($9,054,022) at Christie's in London on October 6, 2016, and *Degenerate Art* (2016), which sold for $9,286,700 on May 19, 2022, at Sotheby's in New York.

AS OF JUNE 15, 2022, GHENIE'S AUCTION RECORDS ARE LED BY *PIE FIGHT INTERIOR 12* (2014), WHICH SOLD FOR HK$81,060,000 ($10,326,314) AT CHRISTIE'S IN HONG KONG, FOLLOWED BY *NICKELODEON* (2008), WHICH SOLD FOR £7,109,000 ($9,054,022) AT CHRISTIE'S IN LONDON ON OCTOBER 6, 2016, AND *DEGENERATE ART* (2016), WHICH SOLD FOR $9,286,700 ON MAY 19, 2022, AT SOTHEBY'S IN NEW YORK.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$9.0M
$6.8M
$4.5M
$2.3M
2014
2015
2016
2017
2018
2019
2020
2021
2022

Adrian Ghenie (b. 1977, Romania) is an important contemporary painter recognized for his colorful, abstracted compositions laden with art historical references. As a child, the artist's creative abilities were recognized by a neighbor who gave him art materials and books, which led him to pursue fine art despite political strife in his native country. Between 1991 and 1994, Ghenie studied fine art at the Arts and Crafts School in Baia Mare, Romania, and subsequently enrolled in the University of Art and Design in Cluj-Napoca, Romania, where he graduated in 2001. After a residence in Vienna from 2002 to 2004, the artist returned to Romania in 2005 and opened Galeria Plan B, a production and exhibition space, with curator Mihai Pop. The following year, Ghenie debuted his first solo show at Plan B, and participated in three group exhibitions. In 2009, Ghenie was honored with his first institutional solo exhibition at the National Museum of Contemporary Art in Bucharest. The same year, according to the Financial Times, *Nickelodeon* (2008), an obscured group portrait with references to European history, was acquired privately by François-Henri Pinault, the son of the owner of Christie's auction house, which he later sold for £7,109,000 ($9,054,022) at Christie's in London on October 6, 2016, the artist's auction record at that time.







1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The table captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Adrian Ghenie with the following criteria: Works on canvas that measure 76 by 76 inches to 136 inches by 136 inches, excluding examples from the "Pie Fight" series and bust-length portraits, such as works from the "Lidless Eye" series. Complex, multi-figure compositions (defined as having two or more figures), such as "Nickelodeon" (2008) were also excluded from the set. The set of similar works includes a painting acquired by Masterworks 130, LLC at Sotheby's, New York The Now Evening Sale held on May 19, 2022 for $4,500,000. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 16.9% CAGR implied from selected sales occurring from October 17, 2014 to May 19, 2022.